Exhibit 3.1

AMENDED AND RESTATED

TRUST AGREEMENT

OF

WHITING USA TRUST II

Among

WHITING OIL AND GAS CORPORATION

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

Dated: As of March 28, 2012

-i-

-ii-

-iii-

AMENDED AND RESTATED

TRUST AGREEMENT

OF

WHITING USA TRUST II

This Amended and Restated Trust Agreement of WHITING USA TRUST II, a Delaware statutory trust created pursuant to the Organizational Trust Agreement (hereinafter defined) and continued and administered under the terms of this Agreement (hereinafter defined) (the “Trust”), is entered into effective as of the 28th day of March, 2012, by and among WHITING OIL AND GAS CORPORATION, a Delaware corporation with its principal office in Denver, Colorado (referred to herein as the “Trustor”), as trustor, and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association with its principal office in Wilmington, Delaware and its successors and assigns (“Wilmington Trust”), as Delaware Trustee (as hereinafter defined), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national association with its principal place of business in New York, New York (the “Bank”), as Trustee (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, As part of an integrated plan for the formation of the Trust, Trustor has determined to convey to the Trust the Net Profits Interest (hereinafter defined) and Pre-Effective Time Payment (as herein defined) pursuant to the Conveyance (hereinafter defined) in exchange for 18,400,000 Trust Units (hereinafter defined);

WHEREAS, Trustor, Wilmington Trust and the Bank have previously formed the Trust pursuant to the Organizational Trust Agreement (hereinafter defined) in accordance with the provisions of the Trust Act (hereinafter defined) and, in connection therewith, Trustor has previously delivered to the Bank, on behalf of the Trust, good and valuable consideration, which the Bank has accepted, to have and to hold, in trust, such property and all other properties that may hereafter be received hereunder, for the purposes and subject to the terms and conditions hereinafter provided;

WHEREAS, Trustor and the Trust have determined to enter into the Administrative Services Agreement (hereinafter defined) outlining Trustor’s provision of administrative services to the Trust and its compensation therefor;

WHEREAS, Trustor has agreed with the Bank to enter into a stand-by letter of credit in the amount of $1 million for the benefit of the Bank; and

WHEREAS, Trustor has agreed to deliver to the Bank, on behalf of the Trust, good and valuable consideration, which consideration the Bank has agreed to accept, to have and to hold, in trust, together with such other property that may hereafter be received hereunder, for the purposes and subject to the terms and conditions hereinafter provided.

NOW, THEREFORE, Trustor, Wilmington Trust and the Bank hereby amend and restate the Organizational Trust Agreement in its entirety.

ARTICLE I

DEFINITIONS

As used herein, the following terms have the meanings indicated:

“AAA” has the meaning assigned to that term in Article XI.

“Administrative Services Agreement” means the Administrative Services Agreement dated March 28, 2012 entered into between Whiting Oil and Gas Corporation and the Trust.

“Affiliate” means, for any specified Person, another Person that controls, is controlled by, or is under common control with, the specified Person. “Control,” in the preceding sentence, refers to the possession by one Person, directly or indirectly, of the right or power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” has the meaning assigned to that term in Section 3.06.

“Agreement” means this Amended and Restated Trust Agreement of Whiting USA Trust II, as it may be further amended, supplemented or restated from time to time.

“Beneficial Interest” means the aggregate beneficial ownership interest of all Trust Unitholders in the Trust Estate, including without limitation the proceeds from the conversion of the Net Profits Interest and Pre-Effective Time Payment to cash, and in the right to cash resulting from such conversion of the Net Profits Interest and Pre-Effective Time Payment, which beneficial ownership interest is expressed in Trust Units. A Trust Unitholder’s beneficial ownership interest in the Trust is personal property notwithstanding the nature of the property of the Trust.

“Business Day” means any day that is not a Saturday, Sunday, a holiday determined by NYSE Regulation Inc. as affecting “ex’ dates” or any other day on which national banking institutions in New York, New York, Denver, Colorado or Wilmington, Delaware are closed as authorized or required by law.

“Claimant” has the meaning assigned to that term in Article XI(c).

“Closing” means the closing of the initial public offering of Trust Units contemplated by the Securities Act Registration Statement.

“Closing Date” means the date of Closing.

“Commission” means the Securities and Exchange Commission.

“Conveyance” means the Conveyance of Term Net Profits Interest, dated as of March 28, 2012, from Trustor, as grantor, to the Trust, as grantee, pursuant to which the Net Profits Interest and Pre-Effective Time Payment is conveyed.

“Delaware Trustee” means the Entity serving as a trustee (other than as the Trustee) hereunder having its principal place of business in Delaware, not in its individual capacity but solely in its fiduciary capacity, and having the rights and obligations specified with respect to the Delaware Trustee in this Agreement. Further, any benefit, indemnity, release or protection granted to the Delaware Trustee herein shall extend to and shall be fully applicable and effective with regard to any Entity serving as the Delaware Trustee, including, without limitation, Wilmington Trust.

“Entity” means a corporation, partnership, trust, limited liability company, estate or other entity, organization or association.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Act Registration Statement” means the registration statement on Form 8-A pursuant to which the Trust Units may be registered under Section 12 of the Exchange Act.

“Expenses” has the meaning assigned to that term in Section 6.02(a).

“Fair Value” means, with respect to any portion of the Net Profits Interest to be released pursuant to Section 3.02(b) in connection with a sale of Underlying Properties, an amount of net proceeds which could reasonably be expected to be obtained from the sale of such portion of the Net Profits Interest to a party which is not an Affiliate of Trustor or the Trust on an arms’-length negotiated basis, taking into account relevant market conditions and factors existing at the time of any such proposed sale or release, such net proceeds to be determined by deducting the Trust’s proportionate share of sales costs, commissions and brokerage fees, if any (based on the relative fair market value of the Underlying Properties being transferred without giving effect to either the portion of the Net Profits Interest being released or the fair market value of the portion of the Net Profits Interest being released).

“Indemnified Party” has the meaning assigned to that term in Section 6.02(c).

“Indemnifying Party” has the meaning assigned to that term in Section 6.02(c).

“Independent Reserve Engineers” means Cawley, Gillespie & Associates, Inc., independent petroleum engineers, or any successor petroleum engineering consultants employed by the Trust to provide information and reports with respect to the Net Profits Interest and Pre-Effective Time Payment.

“Liquidation Date” means the “Termination Date” as such term is defined in the Conveyance.

“NASDAQ” has the meaning assigned to that term in Section 3.12(a)(iii).

“Net Profits Interest” means the term net profits interest to be conveyed to the Trust pursuant to the Conveyance.

“NYSE” has the meaning assigned to that term in Section 3.12(a)(iii).

“Organizational Trust Agreement” means the Trust Agreement of Whiting USA Trust II, entered into and effective as of December 5, 2011 by and among Trustor, the Bank and Wilmington Trust.

“Person” means a natural person or an Entity.

“Pre-Effective Time Payment” means the “Pre-Effective Time Payment” as such term is defined in the Conveyance.

“Prior Reversionary Interest” has the meaning assigned to that term in the Conveyance.

“Quarterly Cash Distribution” means, for each Quarterly Period, an amount determined by the Trustee pursuant to Section 5.02 to be equal to the excess, if any, of (a) the cash received by the Trust, attributable to the Net Profits Interest prior to such Quarterly Cash Distribution, plus (b) any decrease prior to such Quarterly Cash Distribution in any cash reserve theretofore established by the Trustee for the payment of liabilities of the Trust, plus any other cash receipts of the Trust prior to such Quarterly Cash Distribution (including Sales Proceeds Amounts and any cash received from interest earned pursuant to Section 3.04), minus (c) the liabilities of the Trust paid prior to such Quarterly Cash Distribution, plus the amount of any cash used prior to such Quarterly Cash Distribution by the Trustee to establish or increase a cash reserve established for the payment of any liabilities of the Trust; provided, that for the initial Quarterly Period, the amounts referred to in (a) above shall instead be the cash received by the Trust attributable to the Pre-Effective Time Payment from January 1, 2012 through, but excluding, the effective date of the Conveyance and the cash received by the Trust attributable to the Net Profits Interests from the effective date of the Conveyance through and including March 31, 2012.

“Quarterly Payment Date” means the date of a distribution, which shall be on or before the tenth day (or, if such day is on a Business Day, the next Business Day) following the Quarterly Record Date for such distribution; provided that the first Quarterly Payment Date shall be May 30, 2012.

“Quarterly Period” means, for the initial period, the period which commences on January 1, 2012 and continues through and includes March 31, 2012 and for succeeding periods the periods which commence on the first day of each calendar quarter and continues through and includes the last day of such calendar quarter, provided that the last Quarterly Period shall mean any portion of the calendar quarter during which the Liquidation Date occurs from the beginning of such calendar quarter until and including the Liquidation Date.

“Quarterly Record Date” means, for each Quarterly Period, the close of business on the fiftieth day following the end of such Quarterly Period or such other date established by the Trustee in order to comply with applicable law or the rules of any securities exchange or quotation system on which the Trust Units may be listed or admitted to trading, in which event “Quarterly Record Date” means such other date. The first Quarterly Record Date shall be May 20, 2012.

“Record Date Trust Unitholders” has the meaning assigned to that term in Section 8.02.

“Registration Rights Agreement” means the Registration Rights Agreement dated March 28, 2012 entered into between Whiting Petroleum Corporation and the Trust.

“Respondent” has the meaning assigned to that term in Article XI(c).

“Responsible Officer” means (a) with respect to the Delaware Trustee, any officer in the Corporate Trust Administration office of the Delaware Trustee having direct responsibility for the administration of this Agreement, and with respect to a particular corporate trust matter, any officer of the Delaware Trustee to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, and (b) with respect to the Trustee, any officer in the Institutional Trust Services department of the Trustee having direct responsibility for the administration of this Agreement, and with respect to a particular corporate trust matter, any officer of the Trustee to whom such a matter is referred because of his or her knowledge of and familiarity with the subject.

“Rules” has the meaning assigned to that term in Article XI.

“Sales Proceeds Amount” means any cash paid to the Trust in consideration for any of the Net Profits Interest pursuant to Sections 3.02 and 9.03 hereof after deduction of Trust expenses related to such sale or the establishment by the Trustee of cash reserves in such amounts as the Trustee in its discretion deems appropriate for contingent liabilities related thereto in accordance with Section 3808 of the Trust Act.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Act Registration Statement” means the Registration Statement on Form S-l/Form S-3 (Registration No. 333-178586) as it has been or as it may be amended or supplemented from time to time, filed by the Trust and Whiting Petroleum Corporation with the Commission under the Securities Act to register the offering and sale of up to 18,400,000 Trust Units by Whiting Petroleum Corporation.

“Special Provisions” has the meaning assigned to that term in Article XI.

“Subject Well” has the meaning assigned to that term in the Conveyance.

“Transaction Documents” means this Agreement, the Conveyance, the Registration Rights Agreement, the Administrative Services Agreement and the Underwriting Agreement.

“Transferee” means, as to any Trust Unitholder or former Trust Unitholder, any Person succeeding to the interest of such Trust Unitholder or former Trust Unitholder in one or more Trust Units, whether as purchaser, donee, legatee or otherwise.

“Trust Act” means the Delaware Statutory Trust Act, Title 12, Chapter 38 of the Delaware Code, Sections 3801 et seq., as amended from time to time during the term of this Agreement.

“Trust Estate” means the assets held by the Trust under this Agreement, including both income and principal.

“Trust Unit” means an uncertificated, undivided pro rata fractional interest in the Beneficial Interest, determined as hereinafter provided.

“Trust Unitholder” means the owner of one or more Trust Units as reflected on the books of the Trustee pursuant to Section 4.01.

“Trustee” means the Entity serving as a trustee (other than the Delaware Trustee) under this Agreement, not in its individual capacity but solely in its fiduciary capacity. Further, any benefit, indemnity, release or protection granted to the Trustee herein shall extend to and shall be fully applicable and effective with regard to any Entity serving as Trustee, including, without limitation, the Bank. The term “principal office” of the Trustee shall mean the principal office of the Trustee in Austin, Texas, or the principal office at which at any particular time its institutional or corporate trust business may be administered.

“Trustee Conveyance” means a conveyance executed by the Trustee pursuant to Section 3.02 covering that portion of the Net Profits Interest to be conveyed pursuant to said Section and in such form as the Trustee is advised by counsel is sufficient to transfer the right, title and interest of the Trust therein and to provide for payment to the Trustee of all the net proceeds attributable thereto through the effective date of such Trustee Conveyance.

“Underlying Properties” means the Subject Interests subject to the Net Profits Interest and Pre-Effective Time Payment, as “Subject Interests” is defined in the Conveyance.

“Underwriters” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Trust Units pursuant thereto.

“Underwriting Agreement” means the Underwriting Agreement dated as of March 22, 2012 among the Underwriters, the Trustee on behalf of the Trust and Whiting, providing for the purchase of 16,000,000 Trust Units and any additional Trust Units to be sold by Whiting pursuant to the Underwriters’ over-allotment option.

“Whiting” means Whiting Petroleum Corporation, a Delaware corporation.

ARTICLE II

NAME AND PURPOSE OF THE TRUST; DECLARATION OF TRUST

Section 2.01 Name; Certificate of Trust. The Trust continued by this Agreement shall remain a Delaware statutory trust under the Trust Act. The Trust shall continue to be known as Whiting USA Trust II, and the Trustee may transact the Trust’s affairs in that name. The continuation and operation of the Trust shall be in accordance with this Agreement, which shall constitute the “governing instrument” of the Trust within the meaning of Section 3801(f) of the Trust Act. In the event that a Responsible Officer of either the Delaware Trustee or the Trustee becomes aware that any statement contained or matter described in the Trust’s Certificate of Trust has changed, making it false in any material respect, it will notify the other trustee and the Delaware Trustee shall promptly file or cause to be filed in the office of the Secretary of State of Delaware an amendment of same at the written direction of the Trustee, duly executed in accordance with Section 3811 of the Trust Act, in order to effect such change thereto, such filing to be in accordance with Section 3810(b) of the Trust Act. Upon the completion of the dissolution and winding up of the Trust in accordance with Section 3808 of the Trust Act and Sections 9.02 and 9.03, the Delaware Trustee shall, at the written direction of the Trustee, file or cause to be filed a certificate of cancellation of the Trust’s Certificate of Trust, duly executed in accordance with Section 3811 of the Trust Act.

Section 2.02 Purpose. The purposes of the Trust are, and the Trust (and the Trustee on behalf of the Trust) shall have the power and authority and is hereby authorized:

(a) to acquire, hold, protect and conserve, for the benefit of the Trust Unitholders, the Trust Estate;

(b) to receive and hold the Net Profits Interest and Pre-Effective Time Payment, the Administrative Services Agreement and the other assets of the Trust Estate;

(c) to issue 18,400,000 Trust Units on the Closing Date and to perform its obligations with respect thereto;

(d) to invest cash reserves as provided in Section 3.04;

(e) to convert the Net Profits Interest and Pre-Effective Time Payment into cash either by (1) retaining the Net Profits Interest and Pre-Effective Time Payment and collecting the proceeds of production payable with respect to the Net Profits Interest and Pre-Effective Time Payment until production has ceased or the Net Profits Interest has been sold or transferred or the Net Profits Interest has otherwise terminated or (2) selling or otherwise disposing of all or any portion of the Net Profits Interest in accordance with the terms of this Agreement;

(f) to pay, or provide for the payment of, any liabilities incurred in carrying out the purposes of the Trust, and thereafter to distribute the remaining amounts of cash received by the Trust to the Trust Unitholders on a pro rata basis determined by the number of Trust Units held by each Trust Unitholder in accordance with Section 5.02;

(g) to distribute the Quarterly Cash Distribution;

(h) to incur indebtedness in order to pay the liabilities of the Trust as they become due, if necessary; provided however, that such indebtedness shall not be granted any security interests in or otherwise encumber the Trust Estate;

(i) to enter into, execute, deliver and perform its obligations and enforce its rights under the Transaction Documents to which it is a party;

(j) to cause to be prepared and file (i) reports required to be filed under the Exchange Act, (ii) any reports required by the rules of any securities exchange or quotation system on which the Trust Units are listed or admitted to trading, and (iii) any reports or forms required to be filed pursuant to tax laws and other applicable laws and regulations, and to establish, evaluate and maintain a system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act;

(k) to conduct and wind up its business as described in the Securities Act Registration Statement; and

(l) to engage in such other activities as are necessary or convenient for the attainment of any of the foregoing or are incident thereto and which may be engaged in or carried on by a statutory trust under the Trust Act.

Section 2.03 Transfer of Trust Property to the Trust. Upon the formation of the Trust, Trustor paid good and valuable consideration to the Trust, in trust, for the uses and purposes provided in the Organizational Trust Agreement and in this Agreement. At (and subject to the occurrence of) the Closing, Trustor shall grant, bargain, sell, convey and assign to the Trust for the uses and purposes provided herein the Net Profits Interest and Pre-Effective Time Payment pursuant to the Conveyance in consideration for 18,400,000 Trust Units to be issued by the Trust to Trustor, which Trust Units shall collectively represent the entire Beneficial Interest in accordance with Section 4.01. The issuance of the 18,400,000 Trust Units is hereby duly authorized and, upon issuance at the Closing, such Trust Units shall be duly and validly issued and outstanding and, upon receipt by the Trust at the Closing of the consideration described in the preceding sentence, the Trust Units will be fully paid and non-assessable without the requirement of any further consideration.

Section 2.04 Creation of the Trust. The Trustee declares that it shall hold the Trust Estate in trust for the benefit of the Trust Unitholders, upon the terms and conditions set forth in this Agreement. As set forth above and amplified herein, the Trust is intended to be a passive entity limited to the receipt of revenues attributable to the Net Profits Interest and Pre-Effective Time Payment and the distribution of such revenues, after payment of or provision for Trust expenses and liabilities, to the Trust Unitholders. It is not the intention of the parties hereto to create, and nothing in this Agreement shall be construed as creating, for any purpose, a partnership, joint venture, joint stock company or similar business association, between or among Trust Unitholders, present or future, or between or among Trust Unitholders, or any of them, the Delaware Trustee, the Trustee and/or Trustor. Neither the Trustee nor the Delaware Trustee, in its individual capacity, makes any representation as to the validity or sufficiency of this Trust Agreement.

Section 2.05 Principal Offices. Unless and until changed by the Trustee, the address of the principal office of the Trustee is 919 Congress Avenue, Suite 500, Austin, Texas 78701, Attention: Michael J. Ulrich. Unless and until changed by the Delaware Trustee, the principal place of business of the Delaware Trustee is Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration. The Trust may maintain offices at such other place or places within or without the State of Delaware as the Trustee deems advisable.

ARTICLE III

ADMINISTRATION OF THE TRUST AND POWERS OF THE TRUSTEE

AND THE DELAWARE TRUSTEE

Section 3.01 General Authority.

(a) The Trustee accepts the trust hereby continued and agrees to perform its duties hereunder with respect to the same, but only upon the express terms of this Agreement. Subject to the limitations set forth in this Agreement, the Trustee, acting alone, without the approval or consent of, or notice to, the Delaware Trustee or any Trust Unitholder, is authorized to take such action as in its judgment is necessary, desirable or advisable to best achieve the purposes of the Trust, including the authority to enter into, deliver and perform on behalf of the Trust the Registration Rights Agreement and the Administrative Services Agreement (which the Trustee is hereby directed to do), to re-convey on behalf of the Trust the Net Profits Interest to Trustor and to agree on behalf of the Trust to modifications of the terms of the Conveyance to correct errors or ambiguities or to settle disputes with respect thereto, in each case so long as such modifications or settlements do not alter the nature of the Net Profits Interest and Pre-Effective Time Payment as the right to receive a share of the net proceeds from production from the Underlying Properties in accordance with the Conveyance and comply with Section 10.02. The Trustee shall not (i) dispose of any part of the Trust Estate except as provided in Sections 3.02 and 9.03 or (ii) except as provided in Section 10.02, agree to amend or waive any provision of, give any consent or release with respect to, or terminate the Conveyance without the approval of holders of a majority of the outstanding Trust Units as provided in Article VIII.

(b) The Delaware Trustee accepts the Trust hereby continued and agrees to perform its duties hereunder with respect to the same, but only upon the express terms of this Agreement. The Delaware Trustee is authorized to take only such actions, and shall be required to perform only such duties and obligations, with respect to the Trust as are specifically set forth in this Agreement, and no implied duties, obligations or powers shall be read into this Agreement in respect to the Delaware Trustee. The Delaware Trustee shall not otherwise manage or take part in the business or affairs of the Trust in any manner.

(c) Notwithstanding any other provision of this Agreement, unless specifically authorized in writing by the Trustee and consented to by the Delaware Trustee, the Delaware Trustee shall not participate in any decisions or possess any authority with respect to the administration of the Trust, the investment of the Trust’s property or the payment of dividends or other distributions of income or principal to the Trust Unitholders. The Delaware Trustee shall have the power and authority to execute, deliver, acknowledge and file all necessary documents and to maintain all necessary records of the Trust as required by the Trust Act. The Delaware

Trustee shall provide prompt written notice to the Trustee of its performance of any of the foregoing acts. The Trustee shall reasonably keep the Delaware Trustee informed of any material action taken by the Trustee with respect to the Trust.

Section 3.02 Limited Power of Disposition.

(a) In the event that Trustor notifies the Trustee that it desires the Trustee to sell or dispose of all or any part of the Trust Estate, including, without limitation, all or any portion of the Net Profits Interest, or any interest therein, the Trustee may sell, at any time and from time to time, all or any part of any of the Trust Estate for cash in such a manner as it deems in the best interest of the Trust Unitholders if approved by Trust Unitholders holding a majority of the outstanding Trust Units present or represented at a meeting held in accordance with the requirements of Article VIII. This Section 3.02(a) shall not be construed to require approval of the Trust Unitholders for any sale or other disposition of all or any part of the Trust Estate pursuant to Sections 3.02(b) or 9.03.

(b) Except as provided in Sections 3.02(a) and (c), the Trustee shall not sell or otherwise dispose of all or any part of the Trust Estate, including, without limitation, all or any portion of the Net Profits Interest, or any interest therein, except that the Trustee is directed to sell and convey all or any portion of the Net Profits Interest as provided in this Section 3.02(b) and in Section 9.03 and no Trust Unitholder approval shall be required for any sale or conveyance in accordance with any of such provisions. Any sale or conveyance by the Trustee of any part of the Trust Estate other than pursuant to this Section 3.02(b), 3.02(c) or 9.03 shall be subject to Section 3.02(a).

(i) Trustor and its Affiliates may at any time and from time to time sell, but only in accordance with the provisions set forth below and in accordance with the terms of the Conveyance, a divided or undivided portion of their interests in the Underlying Properties, free from and unburdened by the Net Profits Interest without the consent of the Trustee or the Trust Unitholders. Upon receipt of written notice of such a sale given by Trustor or its Affiliates, the Trustee shall execute and deliver at the closing of such sale a Trustee Conveyance and such other instruments, agreements and documents as Trustor or its Affiliates may reasonably request, to evidence or effect the transfer of such portion of Trustor’s or its Affiliates’ interests in the Underlying Properties, free from and unburdened by the Net Profits Interest, provided that:

(A) no sale of a portion of Trustor’s or its Affiliates’ interests in the Underlying Properties free from and unburdened by the Net Profits Interest that would otherwise burden such portion of Trustor’s or its Affiliates’ interests shall be permitted under this paragraph (i) if (1) the sale is to a Person who is an Affiliate of Trustor, (2) the sale relates to an interest in the Underlying Properties that accounted for in excess of 0.25% of the total production from all Underlying Properties during the most recently completed 12 calendar months, or (3) the Fair Value received by the Trust pursuant to clause (B) of this paragraph (i) with respect to the portion of the Net Profits Interest to be reconveyed by the Trustee, plus the Fair Value received by the Trust pursuant to clause (B) of this paragraph (i) with respect to all other portions of the Net Profits Interest previously released by the Trustee pursuant to this paragraph (i) during the most recently completed 12 calendar months, would exceed $1,000,000;

(B) in connection with any sale pursuant to this paragraph (i), the Trust shall receive credit pursuant to the Conveyance in an amount equal to the Fair Value to the Trust for the portion of the Net Profits Interest to be reconveyed by the Trustee in connection with the sale of the Underlying Properties; and

(C) the Trustee shall have received a certificate from Trustor executed by or on behalf of the manager thereof certifying to the Trustee and the Trust that the credit pursuant to the Conveyance to be received by the Trust pursuant to clause (B) above represents the Fair Value to the Trust for the portion of the Net Profits Interest to be reconveyed by the Trustee in connection therewith.

Any other sale of all or any portion of the Underlying Properties will not relieve Trustor of its obligations with respect to the Net Profits Interest.

(ii) In the event that a portion of the Net Profits Interest is to be reconveyed pursuant to Section 3.02(b)(i), upon receipt of (A) an accurate description of said portion of the Net Profits Interest and (B) sufficient information to evidence conclusively that the conditions to purchase referred to in the applicable section of the Conveyance have been satisfied, then within a reasonable time thereafter, and upon advice of such experts as may be retained by the Trustee with the written consent of Trustor, which consent shall not be unreasonably withheld or delayed, the Trustee shall execute and deliver a Trustee Conveyance covering said portion of the Net Profits Interest to Trustor or its assignee.

(iii) Anything herein to the contrary notwithstanding, the Trustee shall not agree to any distribution of the Net Profits Interest or any other asset of the Trust that would cause the interest of a Trust Unitholder to be treated (except for tax purposes) as other than an intangible personal property interest. Unless required to sell pursuant to this Section 3.02 or pursuant to Section 9.03, or to distribute the Quarterly Cash Distribution pursuant to Section 5.02, the Trustee is authorized to retain any part of the Trust Estate in the form in which such property was transferred to the Trustee, without regard to any requirement to diversify investments or other requirements.

(c) Anything herein to the contrary notwithstanding, in the event that any Person notifies Trustor that, pursuant to a Prior Reversionary Interest, Trustor is required to convey any of the Underlying Properties to such Person or cease production from any Subject Well, Trustor may provide such conveyance with respect to such Underlying Property or permanently cease production from any such Subject Well. In connection with any conveyance or permanent cessation of production pursuant to this Section 3.02(c), Trustee shall, on request, immediately prior to such event, execute, acknowledge, and deliver to Trustor a recordable instrument (reasonably acceptable to Trustor) that reconveys the Net Profits Interest with respect to any such Underlying Property or Subject Interests to Grantor.

(i) Anything herein to the contrary notwithstanding, in the event that Trustor receives compensation pursuant to any Prior Reversionary Interest Trustee shall not be entitled to any share of such compensation.

(ii) From and after the actual date of any conveyance or permanent cessation of production provided for in this Section 3.02(c), Trustor and any assignee, purchaser, transferee or grantee of such Subject Interest shall be relieved of all obligations, requirements, and responsibilities arising under the Net Profits Interest or the Conveyance with respect to the Underlying Property transferred (and no credits or debits shall be made pursuant to the Conveyance for the portion of the Net Profits Interest to be transferred), except for those that accrued prior to such date.

Section 3.03 No Power to Engage in Business or Make Investments or Issue Additional Securities. Neither the Trustee nor the Delaware Trustee shall cause or permit the Trust to (a) acquire any asset other than the Net Profits Interest and Pre-Effective Time Payment and proceeds therefrom, other than in connection with the rights of the Trust to enforce the terms and provisions of the Transaction Document to which it is a part, and to collect other amounts paid to the Trust as set forth herein, (b) engage in any business or investment activity of any kind whatsoever, except for the activities permitted herein or (c) issue Trust Units or other securities after the Closing Date. Neither the Trustee nor the Delaware Trustee shall have any responsibility or authority relating to the development or operations of the Underlying Properties or the marketing of any production therefrom.

Section 3.04 Interest on Cash Reserves. Cash being held by the Trustee as a reserve for, or in anticipation of, the distribution of a Quarterly Cash Distribution or for the payment of any liabilities, other than current routine administrative costs, shall be placed by the Trustee with one or more banks or financial institutions (which, to the extent to which authorized pursuant to the Trust Act and other applicable laws, may be, or may include, any bank serving as the Trustee or the Delaware Trustee) and be invested in (a) accounts payable on demand (b) money market funds that invest in only United States government securities, (c) interest bearing obligations issued by (or unconditionally guaranteed by) the United States of America or any agency or instrumentality thereof (provided such agency or instrumentality obligations are guaranteed by the full faith and credit of the United States of America), (d) repurchase agreements secured by obligations qualifying under (c) above or (e) certificates of deposit of any bank or banks having combined capital, surplus and undivided profits in excess of $100,000,000 which, in the case of (c), (d) and (e) above, mature prior to the date on which such Quarterly Cash Distribution is to be distributed or any such liability is to be paid. Any government obligation, repurchase agreement or certificate of deposit held by the Trustee shall be held until maturity. The interest rate on reserves placed with any bank or financial institution serving as the Trustee or the Delaware Trustee shall be the interest rate that such bank pays in the normal course of business on amounts placed with it, taking into account the amount involved, the period held and other relevant factors. Subject to Section 6.01, the Trustee shall not be liable for its selection of permitted investments or for any investment losses resulting from such investments. Notwithstanding anything herein to the contrary, the Delaware Trustee shall not be obligated to accept any such cash or other assets for investment or otherwise. To the extent that the Delaware Trustee decides in its sole and absolute discretion to accept cash for investment pursuant to this Section 3.04, the Delaware Trustee shall invest such cash pursuant to the written instructions of the Trustee, and the Delaware Trustee shall not be liable to the Trust for any losses resulting from such investments absent its own fraud or acts or omissions in bad faith or which constitute gross negligence.

Section 3.05 Power to Settle Claims.

(a) The Trustee is authorized to prosecute or defend, and to settle by arbitration or otherwise, any claim of or against the Trustee, the Trust or the Trust Estate, to waive or release rights of any kind and to pay or satisfy any debt, tax or claim upon any evidence by it deemed sufficient, without the joinder or consent of any Trust Unitholder, including enforcing the rights of the Trust under the Transaction Documents. The Trust Unitholders shall have no power to prosecute any claim of the Trust or the Trust Estate against any Person other than to prosecute a claim to compel performance by the Trustee on behalf of the Trust or the Trust Estate.

(b) The Trustee is authorized and empowered to require any Trust Unitholder to dispose of his Trust Units if an administrative or judicial proceeding seeks to cancel or forfeit any of the property in which the Trust holds an interest because of the nationality or any other status of such Trust Unitholder. If a Trust Unitholder fails to dispose of his Trust Units as required by the Trustee pursuant to this Section 3.05(b), the Trustee is authorized to purchase such Trust Units on behalf of the Trust and to borrow funds to make that purchase.

Section 3.06 Power to Contract for Services. In the administration of the Trust, the Trustee is empowered to employ oil and natural gas consultants (which may include the Independent Reserve Engineers), accountants (with the consent of Trustor, which consent shall not be unreasonably withheld or delayed), attorneys (who may, but need not be, counsel to Trustor or any of its Affiliates) and other professional and expert Persons, to employ or contract for clerical and other administrative assistance (including assistance from Trustor or any of its Affiliates), to delegate to agents, employees, officers, directors, custodians or nominees (individually, an “Agent” and collectively, “Agents”) any matter, whether ministerial or discretionary, and to act through such Agents and to make payments of all fees for services or expenses in any manner thus incurred out of the Trust Estate.

Section 3.07 Payment of Liabilities of Trust. Except as otherwise provided herein, the Trustee may and shall use all money received by it for the payment or reimbursement of all liabilities of the Trust, including, but without limiting the generality of the foregoing, all expenses, taxes, liabilities incurred of all kinds, compensation to it for its services hereunder, as provided for in Article VII, and compensation to such parties as may be employed as provided for in Section 3.06. With respect to any liability that is contingent or uncertain in amount or that otherwise is not currently due and payable, the Trustee may, but is not obligated to, establish a cash reserve for the payment of such liability. Except to the extent permitted under applicable law, the Trustee shall not pay any liability of the Trust with funds set aside pursuant to Section 5.02 for the payment of a Quarterly Cash Distribution. If at any time the cash on hand and to be received by the Trustee and available to pay liabilities is not, or will not be, in the judgment of the Trustee, sufficient to pay liabilities of the Trust as they become due, the Trustee is authorized to cause the Trust to borrow the funds required to pay such liabilities. In such event, no further distributions will be made to Trust Unitholders (except in respect of previously determined Quarterly Cash Distribution) until the indebtedness created by such borrowings, including interest thereon, has been paid in full. Such funds may be borrowed from any Person, including, without limitation, the Bank, including its Affiliates, while serving as Trustee or any other Entity serving as a fiduciary hereunder, on an unsecured basis; provided that neither the Bank nor any other Entity shall be required to make any such loan. The Trustee is not authorized or permitted to mortgage, pledge, grant security interests in or otherwise encumber the Trust Estate, or any portion thereof, including the Net Profits Interest and Pre-Effective Time Payment. Under no circumstances shall the Trustee or the Delaware Trustee be personally liable for any indebtedness of the Trust. If such funds are loaned to the Trust by the Trustee or any other such Entity while the Trustee or such other Entity is serving as a fiduciary hereunder, the terms of such indebtedness and security interest shall be similar to the terms which the Trustee or such other Entity would grant to a similarly situated commercial customer with whom it did not have, directly or indirectly, a fiduciary relationship, and the Trustee or such other Entity shall be entitled to enforce its rights with respect to any such indebtedness and security interest as if it were not, directly or indirectly, and had never been, directly or indirectly, the Trustee or a fiduciary hereunder. No provision of this Trust Agreement shall require the Delaware Trustee, the Trustee or any other Entity serving as a fiduciary hereunder, to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers under any circumstances whatsoever.

Section 3.08 Income and Principal. The Trustee shall not be required to keep separate accounts or records for income and principal. However, if the Trustee does keep such separate accounts or records, then the Trustee is authorized to treat all or any part of the receipts from the Net Profits Interest and Pre-Effective Time Payment as income or principal, without having to maintain any reserve therefor, and in general to determine all questions as between income and principal and to credit or charge to income or principal or to apportion between them any receipt or gain and any charge, disbursement or loss as is deemed advisable under the circumstances of each case.

Section 3.09 Term of Contracts. In exercising the rights and powers granted hereunder, the Trustee is authorized to make the term of any transaction or contract or other instrument extend beyond the term of the Trust.

Section 3.10 Transactions with Entity Serving as the Trustee or the Delaware Trustee. To the extent such conduct is not prohibited by applicable law and except as otherwise provided herein, both the Trustee and the Delaware Trustee are each authorized in exercising its powers under this Agreement to make contracts and have dealings with itself or its Affiliates, directly and indirectly, in any other fiduciary or individual capacity.

Section 3.11 No Security Required. No Entity serving as a trustee hereunder shall be required to furnish any bond or security of any kind.

Section 3.12 Filing of Securities Act Registration Statement, Exchange Act Registration Statement and Other Reports, Listing of Trust Units, etc.; Certain Fees and Expenses.

(a) In connection with the initial public offering of Trust Units, the Trustee shall, on behalf of the Trust, use commercially reasonable efforts without the incurrence of unreasonable expense to cause:

(i) the Securities Act Registration Statement to be prepared, signed, filed with the Commission, and declared effective by the Commission;

(ii) the Exchange Act Registration Statement to be prepared, signed, filed with the Commission, and declared effective by the Commission; and

(iii) the Trust Units to be listed for trading on the New York Stock Exchange LLC (the “NYSE”), the NASDAQ Stock Market LLC (the “NASDAQ”) or another national securities exchange, as Trustor shall select.

(b) After the registration of the Trust Units pursuant to the Exchange Act and/or the listing of the Trust Units for trading on the NYSE, NASDAQ or another national securities exchange, the Trustee, on behalf of the Trust and acting upon the advice of counsel, shall cause the Trust to comply with all applicable rules, orders and regulations of the Commission, such exchange or the Financial Industry Regulatory Authority, Inc. related to such registration or listing, as the case may be, and take all such other reasonable actions necessary for the Trust Units to remain so registered or listed until the Trust is terminated. In addition, the Trustee is authorized to make, and the Trustee shall take, all reasonable actions to prepare and, to the extent required by this Agreement or by law, mail to Trust Unitholders any reports, press releases or statements, financial or otherwise, that the Trustee determines are required to be provided to Trust Unitholders by applicable law or governmental regulation or the requirements of any securities exchange or quotation system on which the Trust Units are listed or admitted to trading. In addition, the Trustee, on behalf of the Trust and acting upon the advice of counsel, shall cause the Trust to comply with all of the provisions of the Sarbanes-Oxley Act and the rules and regulations of the Commission related thereto, including but not limited to, establishing, evaluating and maintaining a system of internal control over financial reporting in compliance with the requirements of Section 404 thereof and making all required certifications pursuant to the Sarbanes-Oxley Act and the rules and regulations adopted by the Commission related thereto.

(c) The Trustee shall execute, by and on behalf of the Trust, any documents incidental or related to the objectives specified in paragraphs (a) and (b) of this Section 3.12.

(d) The Trust is hereby authorized and empowered to take all steps, make all filings and applications and pay all fees necessary, customary or appropriate to the accomplishment of the objectives set forth in paragraphs (a) and (b) of this Section 3.12 including, without limitation, the entering into the Administrative Services Agreement with Whiting Oil and Gas Corporation.

(e) Except as otherwise provided in Article VI, the fees, charges, expenses, disbursements and other costs incurred by the Trustee or the Delaware Trustee in connection with the discharge of its duties pursuant to this Agreement, including, without limitation, trustee fees, engineering, audit, accounting and legal fees, printing and mailing costs, amounts reimbursed or paid to Trustor pursuant to Section 3.06 or Section 7.02, and the fees and expenses of legal counsel for the Trustee, the Delaware Trustee, and the Trust (including legal fees and expenses incurred by the Trustee or the Delaware Trustee in connection with the formation of the Trust and issuance of Trust Units), shall be paid out of the Trust Estate as an administrative expense of the Trust, provided that the Trustee’s and the Delaware Trustee’s acceptance fees paid by Trustor upon execution hereof shall be reimbursed to Trustor. All other organizational expenses of the Trust will be paid by Trustor, and Trustor shall not be entitled to reimbursement thereof.

(f) The Trustee is hereby authorized and empowered to take all steps, make all filings and applications and pay all fees necessary, customary or appropriate in order to perform the obligations of the Trust under the Registration Rights Agreement.

Section 3.13 Reserve Report. The Trustee shall cause a reserve report to be prepared by or for the Trust by the Independent Reserve Engineers as of December 31 of each year in accordance with criteria established by the Commission showing estimated proved oil, natural gas and natural gas liquids reserves attributable to the Net Profits Interest as of December 31 of such year and other reserve information required to comply with Section 5.03. Trustor, to the extent it is the operator of the Underlying Properties, shall, and to the extent any of its Affiliates is the operator of the Underlying Properties, shall cause such Affiliate or Affiliates to, use commercially reasonable efforts to cooperate with the Trust and the Independent Reserve Engineers in connection with the preparation of any such reserve report, and, to the extent Trustor is not the operator of the Underlying Properties, shall use commercially reasonable efforts to obtain and provide to the Trustee and the Independent Reserve Engineers such information as may be reasonably necessary in connection with the preparation of the reserve report. The Trustee shall cause each reserve report prepared pursuant to this Section 3.13 to be completed and delivered to it within 75 days of the last day of the prior calendar year or such shorter period of time as may be required to enable the Trustee to comply with the provisions of Section 5.03.

Section 3.14 No Liability for Recordation. Trustor shall be solely responsible, and the Trustee and the Delaware Trustee shall have no responsibility, for the filing of the Conveyance in the real property records of any jurisdiction in which the Underlying Properties are located. Neither the Trustee, the Delaware Trustee, the Bank nor any of their respective Agents shall be liable to the Trust Estate or any Trust Unitholder for any loss, claim or damage resulting from, or arising out of, the failure to file, or failure to properly file, the Conveyance in any real property records of any jurisdiction.

ARTICLE IV

TRUST UNITS AND UNCERTIFICATED BENEFICIAL INTEREST

Section 4.01 Creation and Distribution. Ownership of the entire Beneficial Interest shall be divided into 18,400,000 Trust Units. The Trust Units shall be uncertificated and ownership thereof shall be evidenced by entry of a notation in an ownership ledger maintained for such purpose by the Trustee or a transfer agent designated by the Trustee. The holders of the Trust Units from time to time shall be the sole beneficiaries of principal and interest of the Trust.

Section 4.02 Rights of Trust Unitholders; Limitation on Personal Liability of Trust Unitholders. Each Trust Unit shall represent pro rata undivided ownership of the Beneficial Interest and shall entitle its holder to participate pro rata in the rights and benefits of holders of Trust Units under this Agreement. A Trust Unitholder (whether by assignment or otherwise) shall take and hold each Trust Unit subject to all the terms and provisions of this Agreement, which shall be binding upon and inure to the benefit of the successors, assigns, legatees, heirs and personal representatives of such Trust Unitholder. By an assignment or a transfer of one or more Trust Units, the assignor thereby shall, with respect to such assigned or transferred Trust Unit or Trust Units, part with, except as required by federal or state tax laws and as provided in Section 4.03 in the case of a transfer after a Quarterly Record Date and prior to the corresponding Quarterly Payment Date, (a) all of its Beneficial Interest attributable to such Trust Unit or Trust Units and (b) all interests, rights and benefits of a Trust Unitholder under the Trust and this Agreement that are attributable to such Trust Unit or Trust Units as against all other Trust Unitholders, the Trust and the Trustee, including, without limiting the generality of the foregoing, any and all rights to any Quarterly Cash Distribution, or any portion thereof, attributable to any Trust Units so assigned or transferred, for any Quarterly Period or Quarterly Periods subsequent to the Quarterly Period which relates to the last Quarterly Record Date on which the assignor owned such Trust Units. The Trust Units and the rights, benefits and interests evidenced thereby (including, without limiting the foregoing, the entire Beneficial Interest) are and, for all purposes, shall be construed (except for tax purposes), to be in all respects intangible personal property, and the Trust Units shall be bequeathed, assigned, disposed of and distributed as intangible personal property. No Trust Unitholder as such shall have any title, legal or equitable, in or to any real property interest or tangible personal property interest that may be considered a part of the Trust Estate, including, without limiting the foregoing, the Net Profits Interest and Pre-Effective Time Payment or any part thereof, or in or to any asset of the Trust Estate to the extent that an interest in such asset would cause the interest of a Trust Unitholder to be treated as other than an intangible personal property interest, but the sole interest of each Trust Unitholder shall be his ownership in the Beneficial Interest. No Trust Unitholder shall have the right to call for or demand or secure any partition or distribution of the Net Profits Interest and Pre-Effective Time Payment or any other asset of the Trust Estate or any accounting during the continuance of the Trust or during the period of liquidation and winding up under Section 9.03. Pursuant to Section 3803(a) of the Trust Act, the Trust Unitholders shall be entitled, to the fullest extent permitted by law, to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

Section 4.03 Effect of Transfer. As to matters affecting the title, ownership, warranty or transfer of Trust Units, Article 8 of the Uniform Commercial Code, the Uniform Act for Simplification of Fiduciary Security Transfers, and other statutes and rules with respect to the transfer of securities, each as is adopted and then in force in the State of Delaware, shall govern and apply. The death of any Trust Unitholder shall not entitle the Transferee of such Trust Unitholder to an accounting or valuation for any purpose pursuant to the terms hereof.

Section 4.04 Determination of Ownership. In the event of any disagreement between Persons claiming to be Transferees of any Trust Unit, or in the event of any question on the part of the Trustee when presented with a request for transfer of a Trust Unit, which the Trustee believes is not fully resolved by opinions of counsel or other documents obtained in connection therewith, then, in addition to other rights which it may have under applicable law, the Trustee shall be entitled at its option to refuse to recognize any such claim so long as such disagreement or question shall continue. In so refusing, the Trustee, and any Entity serving in such capacity, may elect to make no disposition of the interest represented by the Trust Unit involved, or any part thereof, or of any sum or sums of money accrued or accruing thereunder, and, in so doing, the Trustee shall not be or become liable to any Person for the failure or refusal of the Trustee to comply with such conflicting claims or requests for transfer, and shall be entitled to continue so to refrain and refuse so to act, until:

(a) the rights of the adverse claimants or the questions of the Trustee have been adjudicated by a final nonappealable judgment of a court assuming and having jurisdiction of the parties and the interest and money involved, or

(b) all differences have been adjusted by valid agreement between said parties and the Trustee shall have been notified thereof in writing signed by all of the interested parties.

Section 4.05 Transfer Agent. The Trustee may serve as transfer agent or may designate a transfer agent at any time. The initial transfer agent shall be American Stock Transfer & Trust Company, LLC. The Trustee may dismiss the transfer agent and designate a successor transfer agent at any time with or without reason. Any entity serving as transfer agent shall be entitled to payment of its fees in accordance with the terms of its engagement.

ARTICLE V

ACCOUNTING AND DISTRIBUTIONS; REPORTS

Section 5.01 Fiscal Year and Accounting Method. The Trust shall adopt the calendar year as its fiscal year and shall maintain its books on an appropriate basis to comply with Sections 5.03 and 5.04, except to the extent such books must be maintained on any other basis pursuant to applicable law.

Section 5.02 Quarterly Distributions. On (or, to the extent possible, prior to) the Quarterly Record Date, the Trustee shall, in the manner required by the rules of any securities exchange or quotation system on which the Trust Units are listed or admitted to trading, communicate to the Trust Unitholders its determination of the amount of the Quarterly Cash Distribution for the relevant Quarterly Period based on (a) information provided to the Trustee by Trustor pursuant to the terms of the Conveyance with respect to the cash proceeds to be received by the Trust in respect of the Net Profits Interest and Pre-Effective Time Payment for the relevant Quarterly Period and (b) the amount of interest earned during the relevant Quarterly Period on such cash proceeds held by the Trust. On each Quarterly Payment Date, the Trustee shall distribute pro rata the Quarterly Cash Distribution with respect to the immediately preceding Quarterly Period to Trust Unitholders of record on the Quarterly Record Date for such Quarterly Period.

Section 5.03 Reports to Trust Unitholders and Others.

(a) Within 75 days following the end of each of the calendar quarters, except the fourth calendar quarter of each calendar year, or such shorter period of time as may be required by the rules and regulations of the Commission adopted with respect to the Exchange Act or by the rules of any securities exchange or quotation system on which the Trust Units are listed or admitted to trading, the Trustee shall mail to each Person who was a Trust Unitholder of record on the Quarterly Record Date for such Quarterly Period a report, which may be a copy of the Trust’s Quarterly Report on Form 10-Q under the Exchange Act, which shall show in reasonable detail the assets and liabilities and receipts and disbursements of the Trust for such calendar quarter. The obligation to mail a report to each Trust Unitholder of record on a Quarterly Record Date shall be deemed to be satisfied if the Trustee files a copy of the Trust’s Quarterly Report on Form 10-Q on the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) maintained by the Commission or any successor system or otherwise makes such report publicly available on an Internet website that is generally accessible to the public.

(b) Within 120 days following the end of each fiscal year or such shorter period of time as may be required by the rules and regulations of the Commission adopted with respect to the Exchange Act or by the rules of any securities exchange or quotation system on which the Trust Units are listed or admitted to trading, the Trustee shall mail to each Person who was a Trust Unitholder of record on a date to be selected by the Trustee an annual report, containing financial statements audited by a nationally recognized independent registered public accounting firm selected by the Trustee, plus such annual reserve information regarding the Net Profits Interest and Pre-Effective Time Payment as may be required under Section 3.13 or by any regulatory authority having jurisdiction. The obligation to mail an annual report to each Trust Unitholder of record shall be deemed to be satisfied if the Trustee files a copy of the Trust’s Annual Report on Form 10-K on the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) maintained by the Commission or any successor system or otherwise makes such report publicly available on an Internet website that is generally accessible to the public; provided that upon filing the Annual Report on Form 10-K on EDGAR, the Trust shall issue a press release specifying that such report has been filed and is available on the Trust’s website and that Trust Unitholders may request a copy of such report, free of charge, by contacting the Trustee.

(c) Notwithstanding any time limit imposed by paragraph (a) or (b) of this Section 5.03, if, due to a delay in receipt by the Trustee of information necessary for preparation of a report or reports required by such paragraphs, the Trustee shall be unable to prepare and mail such report or reports within such time limit, the Trustee shall prepare and mail such report or reports as soon thereafter as practicable.

Section 5.04 Federal Income Tax Provisions. For federal or state income tax purposes, the Trustee shall file for the Trust such returns and statements as in its judgment are required to comply with applicable provisions of the Internal Revenue Code of 1986, as amended, and the regulations thereunder and any applicable state laws and regulations, in either case to permit each Trust Unitholder to report such Trust Unitholder’s share of the income and deductions of the Trust. The Trustee will treat all income and deductions of the Trust for each month as having been realized on the Quarterly Record Date for such quarter unless otherwise advised by its counsel. The Trustee will treat the Trust and report with respect to the Trust as a grantor trust until and unless it receives an opinion of tax counsel that such reporting is no longer proper. Within 75 days following the end of each fiscal year, the Trustee shall mail to each Person who was a Trust Unitholder of record on a Quarterly Record Date during such fiscal year, a report which shall show in reasonable detail such information as is necessary to permit all holders of record of Trust Units on a Quarterly Record Date during such fiscal year to make calculations necessary for tax purposes.

ARTICLE VI

LIABILITY OF DELAWARE TRUSTEE AND TRUSTEE

AND METHOD OF SUCCESSION

Section 6.01 Liability of Delaware Trustee, Trustee and Agents.

(a) Notwithstanding any other provision of this Agreement, each of the Delaware Trustee and the Trustee, in carrying out its powers and performing its duties, may act directly or in its discretion, at the expense of the Trust, through Agents (including attorneys) pursuant to agreements entered into with any of them, and each Entity serving as Delaware Trustee or Trustee shall be personally or individually liable only for (i) its own fraud or acts or omissions in bad faith or which constitute gross negligence and (ii) taxes, fees or other charges on, based on or measured by any fees, commissions or compensation received by it in connection with any of the transactions contemplated by this Agreement, and shall not otherwise be individually or personally liable under any circumstances whatsoever, including but not limited to any act or omission of any Agent unless such Entity has acted with fraud or in bad faith or with gross negligence in the selection or retention of such Agent. Notwithstanding any other provision of this Agreement, each Agent of the Delaware Trustee and the Trustee (including Trustor and any of its Affiliates when acting as Agents), in carrying out its powers and performing its duties, may act directly or in its discretion, at the expense of the Trust, through agents or attorneys engaged by such Agent, and shall not otherwise be individually or personally liable for any act or omission unless such Agent has acted in bad faith or with gross negligence. Neither the Trustee nor the Delaware Trustee shall have any liability to any Persons other than the Trust Unitholders in accordance with Section 3803 of the Trust Act and, for the avoidance of any doubt, shall not have any liability hereunder to the Trust Unitholders absent its own fraud or acts or omissions in bad faith or which constitute gross negligence. No Entity serving as Trustee or Delaware Trustee shall be individually liable by reason of any act or omission of any other Entity serving as Trustee or Delaware Trustee.

(b) Each of the Delaware Trustee and the Trustee, and each Entity serving in any such fiduciary capacity or as an Agent of the Delaware Trustee or the Trustee (including Trustor and any of its Affiliates when acting as Agents), shall be protected in reasonably relying or acting upon any notice, certificate, assignment, opinion or advice of counsel or tax advisors, report of certified accountant, petroleum engineer, geologist, auditor or other expert, credential, or any other document or instrument. Each of the Delaware Trustee and the Trustee, and each Entity serving in any such fiduciary capacity or as an Agent of the Delaware Trustee or the Trustee (including Trustor and any of its Affiliates when acting as Agents), is specifically authorized to rely upon the application of Article 8 of the Uniform Commercial Code, the application of the Uniform Act for Simplification of Fiduciary Security Transfers and the application of other statutes and rules with respect to the transfer of securities, each as is adopted and then in force in the State of Delaware, as to all matters affecting title, ownership, warranty or transfer of the Trust Units, without any personal liability for such reliance, and the indemnity granted under Section 6.02 shall specifically extend to any matters arising as a result thereof. Further, and without limiting the foregoing, each of the Delaware Trustee, the Trustee and each Entity serving in either such capacity is specifically authorized and directed to rely upon the validity of the Conveyance and the title held by the Trust in the Net Profits Interest and Pre-Effective Time Payment pursuant thereto and is further specifically authorized and directed to rely upon opinions of counsel in each of the states in which Underlying Properties are located, without any liability in any capacity for such reliance.

Section 6.02 Indemnification of Trustee or Delaware Trustee.

(a) Each Entity serving as the Trustee or the Delaware Trustee, as well as each of their respective Agents (including Trustor and any of its Affiliates when acting as Agents) and equityholders, shall be indemnified and held harmless by, and receive reimbursement from, the Trust Estate against and from any and all liabilities, obligations, actions, suits, costs, expenses, claims, damages, losses, penalties, taxes, fees and other charges (collectively, “Expenses,” excluding, however, any taxes and fees payable by the Trustee and the Delaware Trustee on, based on or measured by any fees, commissions or compensation received by the Trustee and the Delaware Trustee for their services hereunder) incurred by it individually in the administration of the Trust and the Trust Estate or any part or parts thereof, or in the doing of any act done or performed or omission occurring on account of its being Trustee or Delaware Trustee, except such Expenses as to which it is liable under Section 6.01 (it being understood that each Entity serving as the Trustee or the Delaware Trustee (and their respective Agents (including Trustor and any of its Affiliates when acting as Agents) and equityholders) shall be indemnified by, and receive reimbursement from, the Trust Estate against such Entity’s own negligence which does not constitute gross negligence). Each Entity serving as the Trustee or the Delaware Trustee shall have a lien upon the Trust Estate for payment of such indemnification and reimbursement (including, without limitation, repayment of any funds borrowed from any Entity serving as a fiduciary hereunder), as well as for compensation to be paid to such Entity, in each case entitling such Entity to priority as to payment thereof over payment to any other Person under this Agreement. Neither the Trustee, the Delaware Trustee nor any Entity serving in either of such capacities, nor any Agent thereof shall be entitled to any reimbursement or indemnification from any Trust Unitholder for any Expense incurred by the Delaware Trustee or the Trustee or any such Entity or Agent thereof, their right of reimbursement and indemnification, if any, except as provided in Section 6.02(b), being limited solely to the Trust Estate, whether or not the Trust Estate is exhausted without full reimbursement or indemnification of the Trustee, the Delaware Trustee or any such Entity or Agent thereof. All legal or other expenses reasonably incurred by the Trustee or the Delaware Trustee in connection with the investigation or defense of any Expenses as to which such Entity is entitled to indemnity under this Section 6.02(a) shall be paid out of the Trust Estate.

(b) If the Trust Estate is exhausted without the Trustee, the Delaware Trustee or any Agent or equityholder thereof being fully reimbursed as provided in Section 6.02(a), Trustor shall fulfill the remaining indemnity obligation to the Trustee and the Delaware Trustee.

(c) If any action or proceeding shall be brought or asserted against the Trustee or the Delaware Trustee or any Agent or equityholder thereof (each referred to as an “Indemnified Party” and, collectively, the “Indemnified Parties”) in respect of which indemnity may be sought from Trustor (the “Indemnifying Party”) pursuant to Section 6.02(b), of which the Indemnified Party shall have received notice, the Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) the Indemnifying Party shall have failed to assume the defense of such action or proceeding and employ counsel reasonably satisfactory (including the qualifications of such counsel) to the Indemnified Party on any such action or proceeding or (iii) the named parties to any such action or proceeding include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party (in which case, if the Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnified Party and the Indemnified Party may employ such counsel for the defense of such action or proceeding as is reasonably satisfactory to the Indemnifying Party; it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys for the Indemnified Parties at any time). The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), but, if settled with such written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Indemnifying Party agrees (to the extent stated above) to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

(d) Any claim for indemnification pursuant to this Section 6.02 shall survive the termination of this Agreement and the resignation or removal of any Indemnified Party.

(e) Except as expressly set forth in this Agreement, none of the Trustee, the Delaware Trustee or any other Indemnified Party shall have any duties or liabilities, other than the contractual obligations as expressly set forth in this Agreement, or any fiduciary duties, to the Trust or any Trust Unitholder, and the provisions of this Agreement, to the extent they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of any Indemnified Party otherwise existing at law or in equity, are agreed by the Trust Unitholders to replace such other duties and liabilities of such Indemnified Party. To the extent that, at law or in equity, an Indemnified Party has duties, including fiduciary duties, and liabilities relating thereto to the Trust or any Trust Unitholder, any Indemnified Party acting in connection with the Trust’s business or affairs shall not be liable to the Trust or to any Trust Unitholder for its good faith reliance on the provisions of this Agreement.

Section 6.03 Resignation of Delaware Trustee and Trustee. Any Entity serving as the Delaware Trustee or the Trustee may resign, as such, with or without cause, at any time by written notice to Trustor, to any other Entity serving as the Delaware Trustee or the Trustee. Upon receiving the notice of resignation from the Delaware Trustee or the Trustee, as applicable, the resigning Delaware Trustee or Trustee, as the case may be, shall provide notice to each of the then Trust Unitholders of record in accordance with Section 12.08. Such notice shall specify a date when such resignation shall take effect, which shall be a Business Day not less than 60 days after the date such notice is mailed; provided, however, that in no event shall any resignation of the Trustee be effective until a successor Trustee has accepted its appointment as Trustee (including a temporary trustee appointed pursuant to Section 6.05) pursuant to the terms hereof; and provided further that in no event shall any resignation of the Delaware Trustee be effective until a successor Delaware Trustee has accepted its appointment as Delaware Trustee pursuant to the terms hereof.

Section 6.04 Removal of Delaware Trustee and Trustee. Each Entity serving as the Delaware Trustee or the Trustee may be removed as trustee hereunder, with or without cause, by the vote of not less than a majority of the then outstanding Trust Units at a meeting held in accordance with the requirements of Article VIII, provided that any removal of the Delaware Trustee shall be effective only at such time as a successor Delaware Trustee, fulfilling the requirements of Section 3807(a) of the Trust Act, has been appointed and has accepted such appointment, and provided further that any removal of the Trustee shall be effective only at such time as a successor Trustee has been appointed and has accepted such appointment. The Trust Unitholders present or represented at any such meeting where a trustee is removed may elect, in accordance with the requirements of Article VIII, a successor trustee at such meeting, who may accept such appointment effective as of the close of such meeting.

Section 6.05 Appointment of Successor Delaware Trustee or Trustee. In the event of the resignation or removal of the Entity serving as the Delaware Trustee or the Trustee or if any such Entity has given notice of its intention to resign as the Delaware Trustee or the Trustee, (i) with respect to the Delaware Trustee, the Trustee may appoint a successor Delaware Trustee, or (ii) with respect to either the Delaware Trustee or the Trustee, the Trust Unitholders represented at a meeting held in accordance with the requirements of Article VIII may appoint a successor trustee. Nominees for appointment may be made by (i) Trustor, (ii) the resigned, resigning or removed trustee or (iii) any Trust Unitholder or Trust Unitholders owning of record at least 10% of the then outstanding Trust Units. Any successor to the Trustee shall be a bank or trust company having combined capital, surplus and undivided profits of at least $100,000,000. Any successor to the Delaware Trustee shall be a bank or trust company having its principal place of business in the State of Delaware and having combined capital, surplus and undivided profits of at least $20,000,000. Notwithstanding any provision herein to the contrary, in the event that a new trustee has not been approved within 60 days after a notice of resignation, a vote of Trust Unitholders removing a Trustee or other occurrence of a vacancy, a successor trustee may be appointed by any State or Federal District Court having jurisdiction in New Castle County, Delaware, upon the application of any Trust Unitholder, Trustor or the Entity tendering its resignation or being removed as trustee filed with such court, and in the event any such application is filed, such court may appoint a temporary trustee at any time after such application is filed, which shall, pending the final appointment of a trustee, have such powers and duties as the court appointing such temporary trustee shall provide in its order of appointment, consistent with the provisions of this Agreement. Any such temporary trustee need not meet the minimum standards of capital, surplus and undivided profits otherwise required of a successor trustee under this Section 6.05. Nothing herein shall prevent the same Entity from serving as both the Delaware Trustee and the Trustee if it meets the qualifications thereof.

Immediately upon the appointment of any successor trustee, all rights, titles, duties, powers and authority of the succeeded trustee hereunder (except to the succeeded trustee’s rights to amounts payable under Article VII or Section 6.02 accruing through the appointment of such successor trustee) shall be vested in and undertaken by the successor trustee, which shall be entitled to receive from the predecessor trustee all of the Trust Estate held by it hereunder and all records and files of the predecessor trustee in connection therewith. Any resigning or removed trustee shall account to its successor for its administration of the Trust. All successor trustees shall be fully protected in relying upon such accounting and no successor trustee shall be obligated to examine or seek alteration of any account of any preceding trustee, nor shall any successor trustee be personally liable for failing to do so or for any act or omission of any preceding trustee. The preceding sentence shall not prevent any successor trustee or anyone else from taking any action otherwise permissible in connection with any such account.

Section 6.06 Laws of Other Jurisdictions. If notwithstanding the other provisions of this Agreement (including, without limitation, Section 12.07) the laws of jurisdictions other than the State of Delaware (each being referred to below as “such jurisdiction”) apply to the administration of the Trust or the Trust Estate under this Agreement, the following provisions shall apply. If it is necessary or advisable for a trustee to serve in such jurisdiction and if the Trustee is disqualified from serving in such jurisdiction or for any other reason fails or ceases to serve there, the ancillary trustee in such jurisdiction shall be such Entity, which need not meet the requirements set forth in the third sentence of Section 6.05, as shall be designated in writing by Trustor and the Trustee. To the extent permitted under the laws of such jurisdiction, Trustor and the Trustee may remove the trustee in such jurisdiction, without cause and without necessity of court proceeding, and may or may not appoint a successor trustee in such jurisdiction from time to time. The trustee serving in such jurisdiction shall, to the extent not prohibited under the laws of such jurisdiction, appoint the Trustee to handle the details of administration in such jurisdiction. The trustee in such jurisdiction shall have all rights, powers, discretions, responsibilities and duties as are delegated in writing by the Trustee, subject to such limitations and directions as shall be specified by the Trustee in the instrument evidencing such appointment. Any trustee in such jurisdiction shall be responsible to the Trustee for all assets with respect to which such trustee is empowered to act. To the extent the provisions of this Agreement and Delaware law cannot be made applicable to the administration in such jurisdiction, the rights, powers, duties and liabilities of the trustee in such jurisdiction shall be the same (or as near the same as permitted under the laws of such jurisdiction if applicable) as if governed by Delaware law. In all events, the administration in such jurisdiction shall be as free and independent of court control and supervision as permitted under the laws of such jurisdiction. The fees and expenses of any ancillary trustee shall constitute an administrative expense of the Trust payable from the Trust Estate. Whenever the term “Trustee” is applied in this Agreement to the administration in such jurisdiction, it shall refer only to the trustee then serving in such jurisdiction.

Section 6.07 Reliance on Experts. The Trustee and the Delaware Trustee may, but shall not be required to, consult with counsel (which may but need not be counsel to Trustor), accountants, tax advisors, geologists, engineers and other parties deemed by the Trustee or the Delaware Trustee to be qualified as experts on the matters submitted to them, and, subject to Section 6.01 but notwithstanding any other provision of this Agreement the opinion or advice of any such party on any matter submitted to it by the Trustee or the Delaware Trustee shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Trustee or the Delaware Trustee hereunder in reasonable reliance upon and in accordance with the opinion or advice of any such party. Each of the Trustee and the Delaware Trustee is authorized to make payments of all reasonable fees for services and expenses thus incurred out of the Trust Estate. Neither the Delaware Trustee nor the Trustee shall incur any liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. The Delaware Trustee and the Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner or ascertainment of which is not specifically prescribed herein, the Delaware Trustee and the Trustee may for all purposes hereof rely on a certificate, signed by the president or any vice president or by the treasurer or any assistant treasurer and by the secretary or any assistant secretary of the relevant party, as to such fact or matter, and such certificate shall constitute full protection and authorization to the Delaware Trustee and the Trustee for any action taken or omitted to be taken by it in reasonable reliance thereon.

Section 6.08 Force Majeure. The Trustee and the Delaware Trustee shall not incur any liability to any Trust Unitholder if, by reason of any current or future law or regulation thereunder of the federal government or any other governmental authority, or by reason of any act of God, war or other circumstance beyond its control, the Trustee or the Delaware Trustee is prevented or forbidden from doing or performing any act or thing required by the terms hereof to be done or performed; nor shall the Trustee or the Delaware Trustee incur any liability to any Trust Unitholder by reason of any nonperformance or delay caused as aforesaid in the performance of any act or thing required by the terms hereof to be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for herein caused as aforesaid.

Section 6.09 Failure of Action by Trustor. In the event that Trustor shall fail or is unable to take any action as required under any provision of this Agreement or the Conveyance, the Trustee is empowered to take such action.

Section 6.10 Action Upon Instructions. Whenever the Delaware Trustee is unable to decide between alternative courses of action permitted or required by the terms of this Agreement, or is unsure as to the application, intent, interpretation or meaning of any provision of this Agreement, the Delaware Trustee shall promptly give notice (in such form as shall be appropriate under the circumstances) to the Trustee requesting instruction as to the course of action to be adopted, and, to the extent the Delaware Trustee acts in good faith in accordance with any such instruction received, the Delaware Trustee shall not be liable on account of such action to any Person. If the Delaware Trustee shall not have received appropriate instructions within ten calendar days of sending such notice to the Trustee (or within such shorter period of time as reasonably may be specified in such notice or may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action which is consistent, in its view, with this Agreement, and the Delaware Trustee shall have no liability to any Person for any such action or inaction.

Section 6.11 Management of Trust Estate. The Delaware Trustee shall have no duty or obligation to manage, control, prepare, file or maintain any report, license or registration, use,

sell, dispose of or otherwise deal with the Trust Estate, or otherwise to take or refrain from taking any action under or in connection with this Agreement, or any other document or instrument, except as expressly required hereby.

Section 6.12 Validity. The Delaware Trustee shall not be responsible for or in respect of and makes no representations as to the validity or sufficiency of any provision of this Agreement or for the due execution hereof by the other parties hereto or for the form, character, genuineness, sufficiency, value or validity of any of the Trust Estate, and the Delaware Trustee shall in no event assume or incur any liability, duty or obligation to Trustor, the Trustee or any Trust Unitholder, other than as expressly provided for herein. The Delaware Trustee shall at no time have any responsibility or liability for or with respect to the legality, validity and enforceability of any of the Trust Units.

Section 6.13 Rights and Powers; Litigation. The Delaware Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement, or to institute, conduct or defend any litigation or arbitration under this Agreement or otherwise or in relation to this Agreement, at the request, order or direction of the Trustee, any Trust Unitholder or Trustor unless the Trustee, Trust Unitholder or Trustor, as the case may be, has or have offered to the Delaware Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that may be incurred by the Delaware Trustee therein or thereby. The Delaware Trustee shall be under no obligation to appear in, prosecute or defend any action, or to take any other action other than the giving of notices, which in its opinion may require it to incur any out-of-pocket expense or any liability unless it shall be furnished with such security and indemnity against such expense or liability as it may reasonably require. The right of the Delaware Trustee to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Delaware Trustee shall not be personally liable or accountable for the performance of any such act except as specifically provided in Section 6.01.

Section 6.14 No Duty to Act Under Certain Circumstances. Notwithstanding anything contained herein to the contrary, the Delaware Trustee will not be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action would (a) require the consent of approval or authorization or order of or the giving of notice to, or the registration with or taking of any action in respect of, any state or other governmental authority or agency of any jurisdiction other than in the State of Delaware, (b) result in any fee, tax or governmental charge under the laws of any jurisdiction or any political subdivisions thereof other than the State of Delaware becoming payable by the Delaware Trustee or (c) subject the Delaware Trustee to personal jurisdiction in any jurisdiction other than the State of Delaware for causes of action arising from acts unrelated to the consummation of the transactions by the Delaware Trustee contemplated hereby.

ARTICLE VII

COMPENSATION OF THE TRUSTEE AND THE DELAWARE TRUSTEE

Section 7.01 Compensation of Trustee and Delaware Trustee. The Entity serving as the Trustee hereunder shall receive an annual fee of $175,000 as compensation for its services as the Trustee hereunder; provided, however such annual fee shall increase 2.5% annually starting on January 1, 2017. The Entity serving as the Delaware Trustee hereunder shall receive an annual fee of $3,500 as compensation for its services as the Delaware Trustee hereunder. Entities serving as the Trustee or the Delaware Trustee hereunder shall be reimbursed for all actual expenditures made in connection with administration of the Trust, including those made on account of any unusual duties in connection with matters pertaining to the Trust and the reasonable compensation and expenses of their counsel, accountants or other skilled persons and of all other persons not regularly in their employ. Any unusual or extraordinary services rendered by the Entity serving as Trustee or by the Entity serving as Delaware Trustee in connection with the administration of the Trust shall be treated as trustee administrative services for purpose of computing the respective administrative fee to be paid to each Entity serving as trustee hereunder.

Section 7.02 Reimbursement of Trustor. Trustor shall be entitled to reimbursement from the Trust for all out-of-pocket costs and expenses paid by Trustor, acting in its capacity as Agent of the Trust (including without limitation legal, accounting, engineering and printing costs), but excluding those costs and expenses specified in Section 6.02(b) as costs and expenses to be paid by Trustor and excluding any costs and expenses which have been or will be reimbursed pursuant to the Administrative Services Agreement, promptly upon submission of written evidence thereof to the Trustee.

Section 7.03 Source of Funds. Except as provided in Section 6.02(b), all compensation, reimbursements, and other charges owing to any Entity as a result of its services as a trustee hereunder shall constitute indebtedness hereunder, shall be payable by the Trust out of the Trust Estate and such Entity shall have a lien on the Trust Estate for payment of such compensation, reimbursements and other charges, entitling such Entity to priority as to payment thereof over payment to any other Person under this Agreement.

Section 7.04 Ownership of Units by Trustor, the Delaware Trustee and the Trustee. Each of the Delaware Trustee and the Trustee, in its individual or other capacity, may become the owner or pledgee of Trust Units with the same rights it would have if it were not a trustee hereunder. Trustor and each of its Affiliates may become the owner of Trust Units with the same rights and entitled to the same benefits as any other Trust Unitholder.

ARTICLE VIII

MEETINGS OF TRUST UNITHOLDERS

Section 8.01 Purpose of Meetings. A meeting of the Trust Unitholders may be called at any time and from time to time pursuant to the provisions of this Article VIII to transact any matter that the Trust Unitholders may be authorized to transact.

Section 8.02 Call and Notice of Meetings. Any such meeting of the Trust Unitholders may be called by the Trustee or by Trust Unitholders owning of record not less than 10% in number of the then outstanding Trust Units. The Trustee may, but shall not be obligated to, call meetings of Trust Unitholders to consider amendments, waivers, consents and other changes relating to the Transaction Documents to which the Trust is a party. In addition, at the written request of the Delaware Trustee, unless the Trustee appoints a successor Delaware Trustee in accordance with Section 6.05, the Trustee shall call such a meeting but only for the purpose of appointing a successor to the Delaware Trustee upon its resignation. All such meetings shall be held at such time and at such place as the notice of any such meeting may designate. Except as may otherwise be required by any applicable law or by any securities exchange on which the Trust Units may be listed or admitted to trading, the Trustee shall provide written notice of every meeting of the Trust Unitholders signed by the Trustee or the Trust Unitholders calling the meeting, setting forth the time and place of the meeting and in general terms the matters proposed to be acted upon at such meeting, which notice shall be given in person or by mail not more than 60 nor less than 20 days before such meeting is to be held to all of the Trust Unitholders of record at the close of business on a record date selected by the Trustee (the “Record Date Trust Unitholders”), which shall be not more than 60 days before the date of such mailing. If such notice is given to any Trust Unitholder by mail, it shall be directed to such Trust Unitholder at its last address as shown by the ownership ledger of the Trustee and shall be deemed duly given when so addressed and deposited in the United States mail, postage paid. No matter other than that stated in the notice shall be acted upon at any meeting unless such action is approved by the Trust Unitholders. Only Record Date Trust Unitholders shall be entitled to notice of and to exercise rights at or in connection with the meeting. All costs associated with calling any meeting of the Trust Unitholders shall be borne by the Trust other than a meeting of the Trust Unitholders called by Trust Unitholders owning of record not less than 10% in number of the then outstanding Trust Units, which costs shall be borne by the Trust Unitholders that called such meeting of Trust Unitholders.

Section 8.03 Method of Voting and Vote Required. Each Record Date Trust Unitholder shall be entitled to one vote for each Trust Unit owned by such Record Date Trust Unitholder, and any Record Date Trust Unitholder may vote in person or by duly executed written proxy. At any such meeting, the presence in person or by proxy of Record Date Trust Unitholders holding a majority of the Trust Units held by all Record Date Trust Unitholders shall constitute a quorum, and, except as otherwise provided herein, any matter shall be deemed to have been approved by the Trust Unitholders (including, but not limited to, appointment of a successor trustee and approval of amendments, waivers, consents and other changes relating to the Conveyance) if it is approved by the vote of Record Date Trust Unitholders holding more than 50% of the Trust Units represented at the meeting.

Section 8.04 Conduct of Meetings. The Trustee may make such reasonable regulations consistent with the provisions hereof as it may deem advisable for any meeting of the Trust Unitholders, for the appointment of proxies, and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, the preparation and use at the meeting of a list authenticated by or on behalf of the Trustee of the Trust Unitholders entitled to vote at the meeting and such other matters concerning the conduct of the meeting as it shall deem advisable.

ARTICLE IX

DURATION, REVOCATION AND TERMINATION OF TRUST

Section 9.01 Revocation. The Trust is and shall be irrevocable and Trustor, as trustor, after the Closing, retains no power to alter, amend (except as provided otherwise in this Article IX and in Section 10.02), revoke or terminate the Trust. The Trust shall be terminable only as provided in Section 9.02, and shall continue until so terminated.

Section 9.02 Termination. The Trust shall dissolve and commence winding-up its business and affairs upon the first to occur of the following events or times:

(a) the disposition of all of the Net Profits Interest and any assets (other than cash), tangible or intangible, including accounts receivable and claims or rights to payment, constituting the Trust Estate;

(b) the action by Trust Unitholders of record holding a majority of the then outstanding Trust Units in accordance with Article VIII to terminate the Trust;

(c) annual cash proceeds received by the Trust attributable to the Net Profits Interest and Pre-Effective Time Payment are less than $2 million for each of two consecutive years;

(d) the entry of a decree of judicial dissolution of the Trust pursuant to the provisions of the Trust Act; and

(e) the Liquidation Date.

Section 9.03 Disposition and Distribution of Assets and Properties. Notwithstanding the dissolution of the Trust pursuant to Section 9.02, the Trustee and the Delaware Trustee shall continue to act as trustees of the Trust Estate and as such shall exercise the powers granted under this Agreement until their duties have been fully performed and the Trust Estate finally distributed so that the affairs of the Trust may be liquidated and wound up. Upon the dissolution of the Trust, the Trustee shall sell for cash in one or more sales all the properties other than cash then constituting the Trust Estate. The net proceeds from any sale of the Net Profits Interest made as provided in Section 3.02 or the properties other than cash then constituting the Trust Estate shall be Sales Proceeds Amounts, which are treated as cash receipts of the Trust during the Quarterly Period in which the net proceeds are received; provided that the Trustee shall first pay, satisfy and discharge all liabilities of the Trust, or if necessary, set up cash reserves in such amounts as the Trustee in its discretion deems appropriate for contingent liabilities in accordance with Section 3808 of the Trust Act. The Trustee shall not be required to obtain approval of the Trust Unitholders prior to performing any of its duties pursuant to this Section 9.03. Notwithstanding anything herein to the contrary, in no event may the Trustee distribute the Net Profits Interest and Pre-Effective Time Payment to the Trust Unitholders. Upon making final distribution to the Trust Unitholders, the Trustee shall direct the Delaware Trustee to file, and Delaware Trustee shall file or cause to be filed, a certificate of cancellation of the Trust’s Certificate of Trust in accordance with Section 2.01 and Section 3811 of the Trust Act. Upon the filing of such certificate of cancellation, neither the Trustee nor the Entity serving in such capacity shall have any further duty or obligation hereunder, and neither the Trustee nor the Entity serving in such capacity shall be under further liability except as provided in Section 6.01.

Section 9.04 Reorganization or Business Combination.

(a) Subject to Section 12.04, the Trust may merge or consolidate with or into one or more limited partnerships, general partnerships, corporations, statutory trusts, common law trusts, limited liability companies, or associations, or unincorporated businesses in accordance with Section 3815 of the Trust Act if such transaction (i) is agreed to by the Trustee and by the affirmative vote of Trust Unitholders owning more than 50% of the then outstanding Trust Units at a meeting duly called and held in accordance with Article VIII, and (ii) is permitted under the Trust Act and any other applicable law. The Trustee shall give prompt notice of such reorganization or business combination to the Delaware Trustee. Pursuant to and in accordance with the provisions of Section 3815(f) of the Trust Act, and notwithstanding anything else herein, an agreement of merger or consolidation approved in accordance with this Section 9.04 and Section 3815(a) of the Trust Act may effect any amendment to this Agreement or effect the adoption of a new trust agreement if it is the surviving or resulting trust in the merger or consolidation.

(b) Upon the effective date of a certificate of merger duly filed in accordance with the Trust Act, the following shall be deemed to occur, in addition to such effects as may be specified under the Trust Act as then in effect:

(i) all of the rights, privileges and powers of each of the business entities that have merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the surviving business entity and, after the merger or consolidation, shall be the property of the surviving business entity to the extent they were part of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and shall not be in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interest in property of any of those constituent business entities shall be preserved unimpaired;

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the surviving or resulting business entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contacted by it; and

(v) if the Trust is the surviving or resulting entity, the governing instrument of the Trust shall be amended or a new governing instrument adopted as set forth in the certificate of merger.

(c) A merger or consolidation effected pursuant to this Section 9.04 shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred.

ARTICLE X

AMENDMENTS

Section 10.01 Prohibited Amendments. After the Closing, no amendment may be made to any provision of this Agreement that would:

(a) increase the power of the Delaware Trustee or the Trustee to engage in business or investment activities;

(b) alter the right of the Trust Unitholders vis-a-vis each other; or

(c) unless consented to in writing by Trustor, have the effect of amending Sections 3.02, 6.02, 7.02, 9.02, 9.03, 10.01 or 10.02.

Section 10.02 Permitted Amendments. The Delaware Trustee and the Trustee may, jointly, from time to time supplement or amend the Transaction Documents to which the Trust is a party without the approval of Trust Unitholders in order to cure any ambiguity, to correct or supplement any provision contained herein or therein which may be defective or inconsistent with any other provisions herein or therein, to grant any benefit to all of the Trust Unitholders, or to change the name of the Trust, provided that such supplement or amendment does not adversely affect the interests of the Trust Unitholders in any material respect, and provided further that any amendment to this Agreement made to change the name of the Trust in accordance with Section 12.05 or otherwise shall be conclusively deemed not to affect adversely the interests of the Trust Unitholders or result in a variance of the investment of the Trust or the Trust Unitholders. Additionally, the Trustee may, from time to time supplement or amend the Transaction Documents without the approval of Trust Unitholders provided that such supplement or amendment would not increase the costs or expenses of the Trust in any material respect or adversely affect the economic interests of the Trust Unitholders in any material respect. The Trustee and the Delaware Trustee, subject to the provisions of Sections 6.01 and 6.07 are entitled to, and may rely upon, a written opinion of counsel or a certificate of Trustor as conclusive evidence that any amendment or supplement pursuant to the immediately preceding sentences complies with the provisions of this Section 10.02. All other permitted amendments to the provisions of the Transaction Documents may be made only by a vote of the Trust Unitholders of record holding a majority of the then outstanding Trust Units at a meeting held in accordance with the requirements of Article VIII. No amendment that increases the obligations, duties or liabilities or affects the rights of the Delaware Trustee, the Trustee or any Entity serving in any such capacity shall be effective without the express written approval of such trustee or Entity.

ARTICLE XI

ARBITRATION

THE TRUST UNITHOLDERS, TRUSTEE AND TRUSTOR AGREE THAT, EXCEPT AS PROVIDED IN PARAGRAPH (I) OF THIS ARTICLE XI, ANY DISPUTE, CONTROVERSY OR CLAIM THAT MAY ARISE BETWEEN OR AMONG TRUSTOR (ON THE ONE HAND) AND THE TRUST OR THE TRUSTEE (ON THE OTHER HAND) IN CONNECTION WITH OR OTHERWISE RELATING TO THE TRANSACTION DOCUMENTS TO WHICH THE TRUST IS A PARTY OR THE APPLICATION, IMPLEMENTATION, VALIDITY OR BREACH OF THE TRANSACTION DOCUMENTS TO WHICH THE TRUST IS A PARTY OR ANY PROVISION OF THE TRANSACTION DOCUMENTS TO WHICH THE TRUST IS A PARTY (INCLUDING, WITHOUT LIMITATION, CLAIMS BASED ON CONTRACT, TORT OR STATUTE), SHALL BE FINALLY, CONCLUSIVELY AND EXCLUSIVELY SETTLED BY BINDING ARBITRATION IN DENVER, COLORADO IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES (THE “RULES”) OF THE AMERICAN ARBITRATION ASSOCIATION OR ANY SUCCESSOR THERETO (“AAA”) THEN IN EFFECT. THE TRUST UNITHOLDERS, TRUSTEE AND TRUSTOR (AND ON BEHALF OF THE TRUST)

HEREBY EXPRESSLY WAIVE THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO TRIAL BY JURY, WITH RESPECT TO ANY MATTER SUBJECT TO ARBITRATION PURSUANT TO THIS ARTICLE XI. THE TRUST UNITHOLDERS, TRUSTEE OR TRUSTOR MAY BRING AN ACTION, INCLUDING, WITHOUT LIMITATION, A SUMMARY OR EXPEDITED PROCEEDING, IN ANY COURT HAVING JURISDICTION, TO COMPEL ARBITRATION OF ANY DISPUTE, CONTROVERSY OR CLAIM TO WHICH THIS ARTICLE XI APPLIES. EXCEPT WITH RESPECT TO THE FOLLOWING PROVISIONS (THE “SPECIAL PROVISIONS”) WHICH SHALL APPLY WITH RESPECT TO ANY ARBITRATION PURSUANT TO THIS ARTICLE XI, THE INITIATION AND CONDUCT OF ARBITRATION SHALL BE AS SET FORTH IN THE RULES, WHICH RULES ARE INCORPORATED IN THIS AGREEMENT BY REFERENCE WITH THE SAME EFFECT AS IF THEY WERE SET FORTH IN THIS AGREEMENT.

(a) In the event of any inconsistency between the Rules and the Special Provisions, the Special Provisions shall control. References in the Rules to a sole arbitrator shall be deemed to refer to the tribunal of arbitrators provided for under subparagraph (c) below in this Article XI.

(b) The arbitration shall be administered by AAA.

(c) The arbitration shall be conducted by a tribunal of three arbitrators. Within ten days after arbitration is initiated pursuant to the Rules, the initiating party or parties (the “Claimant”) shall send written notice to the other party or parties (the “Respondent”), with a copy to the Fresno, California office of AAA, designating the first arbitrator (who shall not be a representative or agent of any party but may or may not be an AAA panel member and, in any case, shall be reasonably believed by the Claimant to possess the requisite experience, education and expertise in respect of the matters to which the claim relates to enable such person to completely perform arbitral duties). Within ten days after receipt of such notice, the Respondent shall send written notice to the Claimant, with a copy to the Fresno, California office of AAA and to the first arbitrator, designating the second arbitrator (who shall not be a representative or agent of any party, but may or may not be an AAA panel member and, in any case, shall be reasonably believed by the Respondent to possess the requisite experience, education and expertise in respect of the matters to which the claim relates to enable such person to competently perform arbitral duties). Within ten days after such notice from the Respondent is received by the Claimant, the Respondent and the Claimant shall cause their respective designated arbitrators to select any mutually agreeable AAA panel member as the third arbitrator. If the respective designated arbitrators of the Respondent and the Claimant cannot so agree within said ten day period, then the third arbitrator will be determined pursuant to the Rules. For purposes of this Article XI, Trustor (on the one hand) and the Trust and the Trustee (on the other hand) shall each be entitled to the selection of one arbitrator. Prior to commencement of the arbitration proceeding, each arbitrator shall have provided the parties with a resume outlining such arbitrator’s background and qualifications and shall certify that such arbitrator is not a representative or agent of any of the parties. If any arbitrator shall die, fail to act, resign, become disqualified or otherwise cease to act, then the arbitration proceeding shall be delayed for 15 days and the party by or on behalf of whom such arbitrator was appointed shall be entitled to appoint a substitute arbitrator (meeting the qualifications set forth in this Article XI) within such 15-day period; provided, however, that if the party by or on behalf of whom such arbitrator was appointed shall fail to appoint a substitute arbitrator within such fifteen day period, the substitute arbitrator shall be a neutral arbitrator appointed by the AAA arbitrator within 15 days thereafter.

(d) All arbitration hearings shall be commenced within 120 days after arbitration is initiated pursuant to the Rules, unless, upon a showing of good cause by a party to the arbitration, the tribunal of arbitrators permits the extension of the commencement of such hearing; provided, however, that any such extension shall not be longer than 60 days.

(e) All claims presented for arbitration shall be particularly identified and the parties to the arbitration shall each prepare a statement of their position with recommended courses of action. These statements of position and recommended courses of action shall be submitted to the tribunal of arbitrators chosen as provided hereinabove for binding decision. The tribunal of arbitrators shall not be empowered to make decisions beyond the scope of the position papers.

(f) The arbitration proceeding will be governed by the substantive laws of the State of Delaware and will be conducted in accordance with such procedures as shall be fixed for such purpose by the tribunal of arbitrators, except that (i) discovery in connection with any arbitration proceeding shall be conducted in accordance with the Federal Rules of Civil Procedure and applicable case law, (ii) the tribunal of arbitrators shall have the power to compel discovery and (iii) unless the parties otherwise agree and except as may be provided in this Article XI, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of any provision of state law or other applicable law or procedure inconsistent therewith or which would produce a different result. The parties shall preserve their right to assert and to avail themselves of the attorney-client and attorney-work-product privileges, and any other privileges to which they may be entitled pursuant to applicable law. No party to the arbitration or any arbitrator may compel or require mediation and/or settlement conferences without the prior written consent of all such parties and the tribunal of arbitrators.

(g) The tribunal of arbitrators shall make an arbitration award as soon as possible after the later of the close of evidence or the submission of final briefs, and in all cases the award shall be made not later than thirty days following submission of the matter. The finding and decision of a majority of the arbitrators shall be final and shall be binding upon the parties. Judgment upon the arbitration award or decision may be entered in any court having jurisdiction thereof or application may be made to any such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The tribunal of arbitrators shall have the authority to assess liability for pre-award and post-award interest on the claims, attorneys’ fees, expert witness fees and all other expenses of arbitration as such arbitrators shall deem appropriate based on the outcome of the claims arbitrated. Unless otherwise agreed by the parties to the arbitration in writing, the arbitration award shall include findings of fact and conclusions of law.

(h) Nothing in this Article XI shall be deemed to (i) limit the applicability of any otherwise applicable statute of limitations or repose or any waivers contained in this Agreement, (ii) constitute a waiver by any party hereto of the protections afforded by 12 U.S.C. § 91 or any successor statute thereto or any substantially equivalent state law, (iii) restrict the right of the Trustee to make application to any state or federal district court having jurisdiction in Denver, Colorado, to appoint a successor Trustee or to request instructions with regard to any provision in this Agreement when the Trustee is unsure of its obligations thereunder, or (iv) apply to the Delaware Trustee.

(i) This Article XI shall preclude participation by the Trust in any class action brought against Trustor by any Person who is not a Trust Unitholder and the Trustee shall opt out of any such class action in which the Trust is a purported class member, but shall not preclude participation by the Trust in any such action brought by a Trust Unitholders or in which Trust Unitholders holding more than 50% of the Trust Units represented at a duly called and held meeting of the Trust Unitholders in accordance with Section 8.02 request the Trustee to participate.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Inspection of Books. Each Trust Unitholder and its duly authorized agents and attorneys shall have the right, at its own expense and during reasonable business hours upon reasonable prior notice, to examine and inspect the records (including, without limitation, the ownership ledger) of the Trust and the Trustee in reference thereto for any purpose reasonably related to the Trust Unitholder’s interest as a Trust Unitholder. The Trustee and its duly authorized Agents (including attorneys) shall have the right, at the expense of the Trust and during reasonable business hours upon reasonable prior written notice, to examine and inspect the records of Trustor relating to the Net Profits Interest, the Pre-Effective Time Payment and the Underlying Properties.

Section 12.02 Disability of a Trust Unitholder. Any payment or distribution to a Trust Unitholder may be made by check of the Trustee drawn to the order of the Trust Unitholder, regardless of whether or not the Trust Unitholder is a minor or under other legal disability, without the Trustee having further responsibility with respect to such payment or distribution. This Section 12.02 shall not be deemed to prevent the Trustee from making any payment or distribution by any other method that is appropriate under law.

Section 12.03 Interpretation. It is intended that this Agreement shall be interpreted in a manner such that the Trustee shall be prohibited from taking any action if the effect of such action would constitute a power under this Trust Agreement to “vary the investment of the certificate holders” as defined by Section 301.7701-4(c)(1) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended, as such regulations may be amended, and as further interpreted by Revenue Ruling 2004-86, 2004-33 I.R.B. 191, or any successor ruling, notice or other pronouncement by the Internal Revenue Service.

Section 12.04 Merger or Consolidation of Delaware Trustee or Trustee. Neither a change of name of either the Delaware Trustee or the Trustee, nor any merger or consolidation of its corporate powers with another bank or with a trust company, nor the sale or transfer of all or substantially all of its institutional and corporate trust operations to a separate bank, trust company, corporation or other business entity shall adversely affect such resulting or successor party’s right or capacity to act hereunder; provided, however, that the Delaware Trustee or any successor thereto shall maintain its principal place of business in the State of Delaware; and provided further that, in the case of any successor Trustee or Delaware Trustee, it shall continue to meet the requirements of Section 6.05.

Section 12.05 Change in Trust Name. Upon the written request by Trustor submitted to the Trustee and the Delaware Trustee, the Trustee shall, without the vote or consent of any Trust Unitholders, take all action necessary to change the name of the Trust to a name mutually agreeable to the Trustee and Trustor and, upon effecting such name change, the Delaware Trustee, acting pursuant to the written instructions of the Trustee, shall amend the Certificate of Trust on file in the office of the Secretary of State of Delaware to reflect such name change.

Section 12.06 Filing of this Agreement. There is no obligation on the part of the Trustee that this Agreement or any executed copy hereof be filed in any county in which any of the Trust Estate is located, but the same may be filed for record in any county by the Trustee. In order to avoid the necessity of filing this Agreement for record, each of the Delaware Trustee and the Trustee agrees that for the purpose of vesting the record title to the Trust Estate in any successor trustee, the succeeded trustee shall, upon appointment of any successor trustee, execute and deliver to such successor trustee appropriate assignments or conveyances.

Section 12.07 Choice of Law. This Agreement and the Trust shall be governed by the laws of the State of Delaware (without regard to the conflict of laws principles thereof) in effect at any applicable time in all matters, including the validity, construction and administration of this Agreement and the Trust, the enforceability of the provisions of this Agreement, all rights and remedies hereunder, and the services of the Delaware Trustee and Trustee hereunder. Furthermore, except as otherwise provided in this Agreement, the rights, powers, duties and liabilities of the Delaware Trustee, the Trustee and the Trust Unitholders shall be as provided under the Trust Act and other applicable laws of the State of Delaware in effect at any applicable time; provided, however, that to the fullest extent permitted by applicable law there shall not be applicable to the Trustee, the Delaware Trustee, the Trust Unitholders, the Trust or this Agreement any provision of the laws (common or statutory) of the State of Delaware pertaining to trusts that relate to or regulate, in a manner inconsistent with the terms hereof, (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (ii) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust, (iii) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (iv) fees or other sums payable to trustees, officers, agents or employees of a trust, (v) the allocation of receipts and expenditures to income or principal, (vi) restrictions or limitations on the permissible nature, amount or concentration of Trust investments or requirements relating to the titling, storage or other manner of holding or investing trust assets or (vii) the establishment of fiduciary or other standards of responsibility or limitations on the acts or powers of trustees that are inconsistent with the limitations or authorities and powers of the trustees hereunder as set forth or referenced in this Agreement. Section 3540 of Title 12 of the Delaware Code shall not apply to the Trust.

Section 12.08 Separability. If any provision of this Agreement or the application thereof to any Person or circumstances shall be finally determined by a court of proper jurisdiction to be illegal, invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those as to which it is held illegal, invalid or unenforceable shall not be affected thereby, and every remaining provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Section 12.09 Notices. Any and all notices or demands permitted or required to be given under this Agreement shall be in writing and shall be validly given or made if (a) personally delivered, (b) delivered and confirmed by facsimile or like instantaneous transmission service, or by Federal Express or other overnight courier delivery service, which shall be effective as of confirmation of receipt by the courier at the address for notice hereinafter stated, (c) solely in the case of notice to any Trust Unitholder, by press release in a nationally recognized and distributed media or (d) deposited in the United States mail, first class, postage prepaid, certified or registered, return receipt requested, addressed as follows:

If to the Trustee, to:

The Bank of New York Mellon Trust Company, N.A.

919 Congress Avenue, Suite 500

Austin, Texas 78701

Attention: Michael J. Ulrich

Facsimile No.: (512) 236-9275

With a copy to:

Bracewell & Giuliani LLP

111 Congress Avenue, Suite 2300

Austin, Texas 78701

Attention: Tom Adkins

Facsimile No.: (512) 479-3940

If to the Delaware Trustee, to:

Wilmington Trust, National Association

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-1615

Attention: Corporate Trust Administration

Facsimile No.: (302) 636-4140

With a copy to:

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attention: Tara J. Hofner

Facsimile No.: (302) 498-7708

If to Trustor, to:

Whiting Oil and Gas Corporation

1700 Broadway, Suite 2300

Denver, Colorado 80290-2300

Attention: Michael J. Stevens

Facsimile No.: (303) 390-5590

With a copy to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202-5306

Attention:	Benjamin F. Garmer, III
John K. Wilson

Facsimile No.: (414) 297-4900

If to a Trust Unitholder, to:

The Trust Unitholder at its last address as shown on the ownership records maintained by the Trustee

Notice that is mailed in the manner specified shall be conclusively deemed given three days after the date postmarked or upon receipt, whichever is sooner. Any party to this Agreement may change its address for the purpose of receiving notices or demands by notice given as provided in this Section 12.09.

Section 12.10 Counterparts. This Agreement may be executed in a number of counterparts, each of which shall constitute an original, but such counterparts shall together constitute but one and the same instrument.

Section 12.11 Stand-by Letter of Credit. Trustor hereby agrees to provide and maintain a $1.0 million stand-by letter of credit in a form reasonably acceptable to the Bank, in its capacity as Trustee.

IN WITNESS WHEREOF, Trustor, the Bank and Wilmington Trust have caused this Agreement to be duly executed the day and year first above written.

ATTEST:	WHITING OIL AND GAS CORPORATION

/s/ Bruce R. DeBoer	By:	/s/ James T. Brown
Name: Bruce R. DeBoer		Name: James T. Brown
Title: Secretary		Title: President and Chief Operating Officer

ATTEST:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

/s/ Sarah Newell	By:	/s/ Michael J. Ulrich
Name: Sarah Newell		Name: Michael J. Ulrich
Title: Senior Associate		Title: Vice President

ATTEST:	WILMINGTON TRUST, NATIONAL ASSOCIATION

/s/ Yvette L. Howell	By:	/s/ Adam B. Scozzafava
Name: Yvette L. Howell		Name: Adam B. Scozzafava
Title: Assistant Vice President		Title: Financial Services Officer